Pulse Biosciences Announces $50 Million Private Placement

HAYWARD, Calif. [Business Wire]– July 1, 2021. Pulse Biosciences, Inc. (Nasdaq: PLSE), a novel bioelectric medicine company commercializing the CellFX® System powered by Nano-Pulse Stimulation™ (NPS™) technology, today announced that it has entered into a stock purchase agreement with Robert W. Duggan, an experienced life sciences executive and the Company’s Board Chairman, for the purchase of 3,048,780 shares of the Company’s common stock at a price of $16.40 per share, the last reported sale price of the Company’s common stock on June 30, 2021, the immediately preceding trading day. All indebtedness owed by the Company to Mr. Duggan pursuant to the loan agreement between Mr. Duggan and the Company dated as of March 11, 2021, including the principal balance of $41.0 million and accrued and unpaid interest of $0.6 million, will be paid through the cancellation and extinguishment of such indebtedness and the issuance of the common stock shares in the private placement.  As part of the private placement, Mr. Duggan will invest an additional $8.4 million as new capital.

“This capital strengthens our balance sheet and enables greater flexibility to drive our top business priorities, the CellFX System Controlled Launch Program and the ongoing product development and initiatives to expand the clinical applications for NPS technology,” said Darrin Uecker, President and CEO of Pulse Biosciences. “We appreciate the continued support and leadership from the Chairman of our Board of Directors. The entire team at Pulse Biosciences is excited and committed to deliver the clinically differentiated benefits of Nano-Pulse Stimulation technology to as many patients as possible, starting in aesthetic dermatology.”

Mr. Duggan, who currently owns approximately 46% of the Company’s outstanding common stock, will become the beneficial owner of approximately 51% of the Company’s outstanding common stock after giving effect to the private placement. Accordingly, after the closing of the private placement, the Company will be considered a “controlled” company under applicable Nasdaq Stock Market rules.

No warrants will be provided, or other discounts given, to Mr. Duggan in the private placement, and the private placement is being facilitated directly by the Company. As such, no investment banking or placement fees are being incurred by the Company. The private placement is expected to close on or about July 7, 2021, subject to the satisfaction of customary preclosing conditions.

This announcement is neither an offer to sell nor a solicitation to buy any securities, nor shall there be any offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The shares of common stock being issued in the private placement have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the potential to improve the quality of life for patients. The Company’s proprietary Nano-Pulse Stimulation technology delivers nano-second pulses of electrical energy to non-thermally clear cells while sparing adjacent non-cellular tissue. The CellFX® System is the first commercial product to harness the distinctive advantages of NPS technology to treat a variety of applications for which an optimal solution remains unfulfilled. The initial commercial use of the CellFX System is to address a range of dermatologic conditions that share high demand among patients and practitioners for improved dermatologic outcomes. Designed as a multi-application platform, the CellFX System offers customer value with a utilization-based revenue model. Visit pulsebiosciences.com to learn more.

To stay informed about the CellFX System, please visit CellFX.com and sign-up for updates.

Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Company’s use of proceeds from the private placement and expectation that the private placement will successfully close and that additional investment capital will give the Company greater flexibility to drive its top business priorities. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Investors:

Pulse Biosciences

Sandra Gardiner, EVP and CFO

510.241.1077

IR@pulsebiosciences.com

or
Gilmartin Group
Philip Trip Taylor

415.937.5406
philip@gilmartinir.com

Media:
Tosk Communications
Nadine D. Tosk

504.453.8344

nadinepr@gmail.com or
press@pulsebiosciences.com